Exhibit 99.1

Forest Oil Announces First Quarter 2013 Results

First Quarter 2013 Average Net Sales Volumes of 243 MMcfe/d; 34% Liquids Compared to 32% Liquids in First Quarter 2012

First Quarter 2013 Average Net Sales Volumes of 214 MMcfe/d (37% Liquids) Pro Forma for South Texas Divestiture

First Quarter 2013 Average Net Oil Sales Volumes of 5.8 MBbls/d Pro Forma for Divestitures; Organically Increased 9% Compared to the First Quarter 2012

Executed on Strategic Goal of Accelerating Production Growth with Eagle Ford Shale Development Agreement

Eagle Ford Shale Gross Production in April Reached a Record High of 4,700 Boe/d

DENVER--(BUSINESS WIRE)--May 6, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2013.

Forest noted the following results for the three months ended March 31, 2013:

  Average net sales volumes of 243 MMcfe/d; 34% liquids compared to 32% liquids in the first quarter of 2012
  Average net oil sales volumes of 5.8 MBbls/d organically increased 9% from the first quarter of 2012 on a pro forma basis
  Adjusted net earnings of $3 million compared to $13 million in the corresponding 2012 period
  Adjusted EBITDA of $94 million compared to $126 million in the corresponding 2012 period
  Adjusted discretionary cash flow of $56 million compared to $95 million in the corresponding 2012 period

Due primarily to unrealized losses on derivatives of $38 million, a loss on debt extinguishment of $25 million and severance-related costs of $7 million, Forest reported a net loss of $68 million, or $(0.59) per share, for the three months ended March 31, 2013.

Patrick R. McDonald, President and CEO, stated, “We made progress during the first quarter in achieving our strategic goal of accelerating the development of our oil inventory by announcing an Eagle Ford Shale development agreement. This is an important transaction for our shareholders and our company as we believe it will accelerate development and production growth, bring forward significant economic value and generate notably more lease level income compared to our previous plan. Establishing a partnership with an industry leading service and technology company should allow us to optimize all facets of our drilling and completion operations, so that we can deliver the best possible results from this important oil asset. We also believe we are carrying momentum into this partnership, as our gross production from the Eagle Ford Shale in April reached a record high of 4,700 Boe/d.

“We see significant opportunities and attractive rates of return within the oil bearing zones of the Texas Panhandle Area in both Texas and Oklahoma. We currently have an inventory of over 500 identified locations within the Hogshooter, Tonkawa, Douglas and other proven oil horizons. The Texas Panhandle will remain an area of emphasis for Forest as we expect to maintain a two rig development program throughout 2013 to capture the significant value in this core asset. Additionally, we remain encouraged by the consistent drilling results within our East Texas oil and liquids-rich properties and plan to continue our efforts to develop these assets this year.”

FIRST QUARTER 2013 RESULTS

For the three months ended March 31, 2013, Forest reported a net loss of $68 million, or $(0.59) per diluted share. This compares to Forest's net loss of $33 million, or $(0.29) per diluted share, in the corresponding 2012 period. Net loss for the first quarter of 2013 was affected by the following items:

  Unrealized losses on derivative instruments of $38 million ($24 million net of tax)
  Change in valuation allowance on deferred tax assets associated with net loss and adjusting items of $25 million ($25 million net of tax)
  Loss on debt extinguishment of $25 million ($16 million net of tax)
  Severance and stock-based compensation acceleration of $7 million ($4 million net of tax)
  Rig stacking costs of $3 million ($2 million net of tax)

Without the effect of these items, Forest's adjusted net earnings and earnings per share on a diluted basis for the three months ended March 31, 2013 would have been $3 million, or $0.03 per diluted share, compared to $13 million, or $0.11 per diluted share, in the corresponding 2012 period. Forest's adjusted EBITDA for the three months ended March 31, 2013 was $94 million compared to $126 million in the corresponding 2012 period. Forest's adjusted discretionary cash flow for the three months ended March 31, 2013 was $56 million compared to $95 million in the corresponding 2012 period.

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest's average net sales volumes for the three months ended March 31, 2013 were 243 MMcfe/d, a decrease of 28% and 21% from the corresponding 2012 period and from the fourth quarter of 2012, respectively. First quarter 2013 average net sales volumes were lower as a result of the South Louisiana property sale that closed on November 16, 2012, the South Texas property sale that closed on February 15, 2013, and a decline in natural gas volumes as the Company has deferred capital investment on its natural gas properties to focus on higher-margin oil opportunities. Net sales volumes were also negatively impacted by downtime associated with severe winter weather that hindered operations in both the Texas Panhandle and East Texas areas during the quarter. The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended March 31, 2013:

Three Months Ended March 31, 2013
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	159.2	6.2	7.8	243.0

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative gains	$ 2.98	$ 96.53	$ 30.69	$ 5.40
Realized gains on NYMEX derivatives	0.64	0.77	-	0.44
Average realized prices including realized derivative gains	$ 3.62	$ 97.30	$ 30.69	$ 5.84

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains	$ 42,658	$ 53,962	$ 21,422	$ 118,042
Realized gains on NYMEX derivatives	9,221	428	-	9,649
Revenues including realized derivative gains	$ 51,879	$ 54,390	$ 21,422	$ 127,691

Forest’s average net sales volumes for the first quarter of 2013 excluding production associated with divested properties in South Texas were 214 MMcfe/d (63% natural gas, 16% oil, 21% NGLs). Pro forma oil volumes of 5.8 MBbls/d organically increased 9% as compared to the first quarter of 2012.

Total Cash Costs

Forest's total cash costs for the first quarter of 2013 decreased 10% to $79 million, compared to $88 million in the corresponding 2012 period. Total cash costs per-unit for the first quarter of 2013 increased 26% to $3.61 per Mcfe, compared to $2.86 per Mcfe in the corresponding 2012 period.

Total cash costs per-unit for the first quarter of 2013 increased primarily due to increased general and administrative expense (excluding stock-based compensation) and interest expense, which in turn was spread over decreased sales volumes due to asset sales. General and administrative expense (excluding stock-based compensation) for the first quarter of 2013 includes one-time severance-related expense associated with the South Texas properties disposition of $6 million.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended March 31
	2013	Per Mcfe	2012	Per Mcfe
	(In thousands, except per-unit amounts)
Production expense	$26,700	$1.22	$42,732	$1.39
General and administrative expense (excluding stock-based compensation of $4,260 and $3,450, respectively)	15,754	0.72	11,934	0.39
Interest expense	36,128	1.65	33,392	1.09
Current income tax expense	337	0.02	(218)	(0.01)
Total cash costs	$78,919	$3.61	$87,840	$2.86

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's per-unit depreciation and depletion expense for the three months ended March 31, 2013 increased 2% to $2.22 per Mcfe compared to $2.18 per Mcfe in the corresponding 2012 period.

Total Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended March 31, 2013 were $125 million, compared to $181 million in the corresponding 2012 period.

Forest’s land and leasehold acquisition costs for the three months ended March 31, 2013 were $3 million, compared to $45 million in the corresponding 2012 period.

The following table summarizes total capital expenditures for the comparative periods (in thousands):

	Three Months Ended March 31,
	2013	2012

Exploration and development	$124,906	$181,387
Land and leasehold acquisitions - Cash	2,605	8,424
Land and leasehold acquisitions - Stock	-	36,431
	127,511	226,242

Add:
ARO, capitalized interest, and capitalized equity compensation	3,406	6,174
Total capital expenditures	$130,917	$232,416

Second Quarter 2013 Guidance

Incorporating the projected impact of the recently announced Eagle Ford Shale development agreement, equivalent net sales volumes for the second quarter of 2013 are expected to be at approximately the same level as they were in the first quarter of 2013 on a pro forma basis. In addition, Forest’s drilling activity is expected to increase during 2013 as the Eagle Ford Shale development program is expanded; however, net capital expenditures are forecasted to be significantly lower than the first quarter as the benefit of the drilling carry associated with the Eagle Ford Shale development agreement is realized into 2014. As such, second quarter net capital expenditures are expected to be between $70 million and $80 million and Forest anticipates maintaining this level of spending per quarter for the second half of 2013.

Except as indicated above as it relates to the second quarter of 2013, Forest reaffirms its full year 2013 guidance as detailed in the Company’s press release dated February 20, 2013.

The Company’s production and capital budget guidance remains subject to the cautionary statements and limitations contained in Forest’s February 20, 2013 press release under the caption “2013 Guidance” as well as those stated below under the caption “Forward-Looking Statements.”

OPERATIONAL PROJECT UPDATE

Eagle Ford Shale

Forest recently announced an Eagle Ford Shale development agreement with an industry partner that should meaningfully increase the play’s growth profile, accelerate approximately $250 million of PV10 value and generate $75 million more in lease level income in 2014 as compared to the previous development plan. Forest maintains a large inventory of future drilling opportunities in the Eagle Ford Shale with 688 gross locations (344 net) identified based on 80-acre spacing and over 100 million barrels of unrisked resource potential on a net basis. In addition, net sales volumes from the Eagle Ford Shale are expected to increase to over 6,500 boe/d in 2014 from an average of 1,600 boe/d in 2012.

Net sales volumes from the Eagle Ford Shale averaged 1,900 Boe/d in the first quarter of 2013, which compares to fourth quarter of 2012 volumes of 2,300 Boe/d. The anticipated decline in first quarter sales volumes was a result of initiating multi-well pad drilling during the fourth quarter of 2012. Due to the timeline and sequence of drilling and completion operations associated with the pad drilling, the six gross (three net) wells drilled during the first quarter were brought online at various times during April. As such, the wells do not have sufficient production history to report a 30-day average initial production rate at this time. However, the six wells did have an average 24-hour maximum production rate of 634 Boe/d. In addition, Forest’s total average gross sales volumes from the Eagle Ford Shale during April reached a record high of 4,700 Boe/d (2,640 Boe/d net).

Forest is currently moving a third drilling rig into the Eagle Ford Shale and is expected to increase to four drilling rigs by the end of the third quarter of 2013.

Texas Panhandle Area

Forest has an inventory of over 500 identified locations within the Hogshooter, Tonkawa, Douglas, and other proven oil intervals. The current focus of the Hogshooter drilling program is in Wheeler County, Texas, where Forest has identified over 100 potential development opportunities. Highlighting drilling activity since the last earnings release, two Missourian Wash (Hogshooter) wells were completed that had a 30-day average gross production rate of 1,800 Boe/d (80% oil).

Forest continues to operate two drilling rigs in the Texas Panhandle Area targeting oil horizons and expects to maintain this level of activity during 2013.

East Texas

Forest remains active in East Texas targeting higher-margin oil and liquids-rich development opportunities within the Cotton Valley and other prospective zones. Since the last earnings release, one horizontal Cotton Valley well was completed with a 30-day average gross production rate of 6 MMcfe/d (40% liquids or 400 Bbls/d).

The Company plans to continue a one-rig program targeting the liquids-rich Cotton Valley and other prospective zones in 2013.

NATURAL GAS AND OIL DERIVATIVES

As of May 6, 2013, Forest had natural gas and oil derivatives in place for the remainder of 2013 and through 2014 covering the aggregate average daily volumes and weighted average prices shown below:

	May - Dec
	2013	2014
Natural gas swaps:
Contract volumes (Bbtu/d)	160.0	80.0
Weighted average price (per MMBtu)	$3.98	$4.34

Oil swaps:
Contract volumes (MBbls/d)	4.0	-
Weighted average price (per Bbl)	$95.53	$-

In connection with several swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest’s receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of May 6, 2013:

	2014	2015
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	-
Weighted average price (per MMBtu)	$4.50	$-

Oil swaptions:
Contract volumes (MBbls/d)	5.0	3.0
Weighted average price (per Bbl)	$101.80	$100.00

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net loss as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings (adjusted net earnings), which is a non-GAAP performance measure. Adjusted net earnings consist of net loss after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net loss (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net loss and revenues to measure operating performance. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended March 31,
	2013	2012

Net loss	$(67,948)	$(32,673)
Ceiling test write-down of natural gas properties	-	34,817
Change in valuation allowance on deferred tax assets associated with net loss and adjusting items	24,585	-
Loss on debt extinguishment, net of tax	16,107	-
Severance and stock-based compensation acceleration, net of tax	4,263	-
Rig stacking, net of tax	1,940	-
Unrealized losses (gains) on derivative instruments, net of tax	24,481	(3,383)
Legal proceeding costs, net of tax	-	14,574
Adjusted net earnings	$3,428	$13,335

Earnings attributable to participating securities	(97)	(297)
Adjusted net earnings for diluted earnings per share	$3,331	$13,038

Weighted average number of diluted shares outstanding	115,655	114,079

Adjusted diluted earnings per diluted share	$0.03	$0.11

Adjusted EBITDA

In addition to reporting net loss as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net loss after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net loss (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net loss and revenues to measure operating performance. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended March 31,
	2013	2012

Net loss	$(67,948)	$(32,673)

Income tax expense	337	915
Interest expense	36,128	33,392
Ceiling test write-down of natural gas properties	-	34,817
Loss on debt extinguishment	25,223	-
Depreciation, depletion, and amortization	48,543	66,970
Unrealized losses (gains) on derivative instruments, net	38,311	(5,312)
Stock-based compensation	3,647	3,017
Accretion of asset retirement obligations	1,244	1,598
Legal proceeding/severance costs	5,821	22,847
Rig stacking	3,038	-
Adjusted EBITDA	$94,344	$125,571

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow (adjusted discretionary cash flow), which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended March 31,
	2013	2012

Net cash provided by operating activities	$34,322	$93,559

Changes in operating assets and liabilities:
Accounts receivable	(265)	(6,355)
Other current assets	1,109	424
Accounts payable and accrued liabilities	14,697	11,538
Accrued interest and other	53	(27,260)
Legal proceeding/severance costs(1)	5,821	22,847

Adjusted discretionary cash flow	$55,737	$94,753

(1)	The legal proceeding/severance costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow would have been $50 million and $72 million for the three months ended March 31, 2013 and 2012, respectively.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness. The following table sets forth the components of net debt (in thousands):

	March 31, 2013		December 31, 2012
	Principal	Book(1)	Principal	Book(1)
Credit facility	$140,000	$140,000	$65,000	$65,000
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014 (2)	-	-	300,000	296,723
7 1/4% Senior notes due 2019	1,000,000	1,000,351	1,000,000	1,000,365
7 1/2% Senior notes due 2020	500,000	500,000	500,000	500,000
Total debt	1,640,012	1,640,363	1,865,012	1,862,100

Less: cash and cash equivalents	1,225	1,225	1,056	1,056

Net debt	$1,638,787	$1,639,138	$1,863,956	$1,861,044

(1)	Book amounts include the principal amount of debt adjusted for unamortized premiums and discounts on the issuance of certain senior notes of $0.4 million and $(2.9) million at March 31, 2013 and December 31, 2012, respectively.

(2)	Forest redeemed the 8 1/2% senior notes in March 2013, using proceeds from the sale of properties in South Texas.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, May 7, 2013, at 7:00 AM MT to discuss the release. You may access the call by dialing toll free 877.474.9506 (for U.S./Canada) and 857.244.7559 (for International) and request the Forest Oil teleconference (ID # 11913357). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A Q&A period will follow.

A replay of the conference call will be available through May 21, 2013. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 45789032. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$1,225	$1,056
Accounts receivable	81,879	67,516
Derivative instruments	10,094	40,190
Other current assets	16,864	16,318
Total current assets	110,062	125,080

Net property and equipment	1,478,499	1,754,238

Deferred income taxes	4,150	14,681
Goodwill	239,420	239,420
Derivative instruments	3,780	8,335
Other assets	59,073	60,108
	$1,894,984	$2,201,862

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$181,179	$164,786
Accrued interest	23,803	23,407
Derivative instruments	15,772	9,347
Deferred income taxes	4,150	14,681
Current portion of long-term debt	12	12
Other current liabilities	12,927	14,092
Total current liabilities	237,843	226,325

Long-term debt	1,640,351	1,862,088
Asset retirement obligations	23,699	56,155
Derivative instruments	4,440	7,204
Other liabilities	93,402	92,914
Total liabilities	1,999,735	2,244,686

Shareholders' equity:
Common stock	11,933	11,825
Capital surplus	2,547,430	2,541,859
Accumulated deficit	(2,643,942)	(2,575,994)
Accumulated other comprehensive loss	(20,172)	(20,514)
Total shareholders' equity (deficit)	(104,751)	(42,824)

	$1,894,984	$2,201,862

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$118,042	$158,901
Interest and other	132	32
Total revenues	118,174	158,933

Costs, expenses, and other:
Lease operating expenses	21,204	27,607
Production and property taxes	2,216	11,153
Transportation and processing costs	3,280	3,972
General and administrative expense	20,014	15,384
Depreciation, depletion, and amortization	48,543	66,970
Ceiling test write-down of natural gas properties	-	34,817
Interest expense	36,128	33,392
Realized and unrealized losses (gains) on derivative instruments, net	25,580	(29,524)
Other, net	28,820	26,920
Total costs, expenses, and other	185,785	190,691
Loss before income taxes	(67,611)	(31,758)
Income tax	337	915
Net loss	(67,948)	(32,673)

Basic and diluted weighted average shares outstanding	115,655	113,821

Basic and diluted loss per common share	$(0.59)	$(0.29)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(In thousands)
Operating activities:
Net loss	$(67,948)	$(32,673)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	48,543	66,970
Deferred income tax	-	1,133
Unrealized losses (gains) on derivative instruments, net	38,311	(5,312)
Ceiling test write-down of natural gas properties	-	34,817
Stock-based compensation	3,647	3,017
Accretion of asset retirement obligations	1,244	1,598
Loss on debt extinguishment	25,223	-
Other, net	896	2,356

Changes in operating assets and liabilities:
Accounts receivable	265	6,355
Other current assets	(1,109)	(424)
Accounts payable and accrued liabilities	(14,697)	(11,538)
Accrued interest and other	(53)	27,260
Net cash provided by operating activities	34,322	93,559

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, acquisition, and leasehold costs	(101,665)	(187,122)
Other fixed assets	(268)	(2,512)
Proceeds from sales of assets	313,805	899
Net cash provided (used) by investing activities	211,872	(188,735)

Financing activities:
Proceeds from bank borrowings	202,000	202,000
Repayments of bank borrowings	(127,000)	(92,000)
Redemption of senior notes	(321,315)	-
Change in bank overdrafts	590	(17,284)
Other, net	(300)	325
Net cash (used) provided by financing activities	(246,025)	93,041

Net increase (decrease) in cash and cash equivalents	169	(2,135)
Cash and cash equivalents at beginning of period	1,056	3,012
Cash and cash equivalents at end of period	$1,225	$877

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations